CITIZENS FIRST FINANCIAL CORP.
                ANNOUNCES COMPLETION OF STOCK REPURCHASE PROGRAM
                            AND FIRST QUARTER RESULTS

         Bloomington, Illinois, April 23, 1999 -- Citizens First Financial Corp. (AMEX - CBK), the parent company of Citizens Savings Bank, F.S.B. (the "Bank") announces completion of the repurchase of 5% of its outstanding shares of common stock. The 114,426 shares were purchased at an average stock price of $15.60.

         Common stock repurchased since January 1997 in total now equals 643,404 shares of common stock at an average price of $16.05 per share.

         Citizens First Financial Corp. also announced net income for the three months ended March 31, 1999 of $341,000 or $0.17 (basic) per share, compared to net income of $510,000 or $0.22 (basic) per share for the three months ended March 31, 1998. Interest income was $5,259,000 for the three months ended March 31, 1999, compared to page two
FOR IMMEDIATE RELEASE
Citizens First Financial Corp. Announces Completion of Stock Repurchase Program and First Quarter Results

$5,190,000 for the three months ended March 31, 1998, an increase of $69,000 or 1.3%. Interest expense decreased to $2,883,000 for the three months ended March 31, 1999 from $2,897,000 for the three months ended March 31, 1998, a decrease of $14,000 or 0.5%. Non interest income decreased to $432,000 for the three months ended March 31, 1999, from $433,000 for the three months ended March 31, 1998, a decrease of $1,000 or 0.2%. There was a $92,000 decrease in net gains on loan sales and increases in checking account fees of $29,000 and branch and ATM service fees of $7,000. Non interest expense was $2,130,000 for the three months ended March 31, 1999, compared to $1,788,000 for the three months ended March 31, 1998, an increase of $342,000 or 19.1%. Net occupancy and equipment expenses increased by $123,000 because of the accelerated depreciation of data processing equipment that will be replaced as part of the Bank's computer conversion in the third quarter of 1999.

         Citizens Savings Bank is headquartered in Bloomington, Illinois and operates through six full service offices through Central Illinois.

                         CITIZENS FIRST FINANCIAL CORP.
                         SELECTED FINANCIAL INFORMATION
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)
                                   (UNAUDITED)


                                                03/31/99    12/31/98    03/31/98
                                                --------    --------    --------

Total assets                                    $303,799    $287,274    $279,849
Cash and interest-bearing deposits              $ 25,517    $ 18,338    $ 17,733
Investment securities                           $  5,704    $  7,735    $  8,725
Mortgage-backed securities                      $  9,634    $ 10,298    $  9,158
FHLB stock                                      $  2,417    $  1,971    $  2,453
Loans                                           $245,857    $238,130    $230,206
Allowance for loan losses                       $  1,324    $  1,256    $    936
Deposits                                        $216,467    $208,097    $201,320
FHLB borrowings                                 $ 48,245    $ 39,410    $ 35,660
Equity capital                                  $ 35,832    $ 36,020    $ 38,718

Book value per common share                     $  16.38    $  16.12    $  15.27



                                                             QUARTER ENDED
                                                        03/31/99        03/31/98
                                                        --------        --------

Interest income                                          $5,259          $5,190
Interest expense                                         $2,883          $2,897
Net interest income                                      $2,376          $2,293
Provision for loan losses                                $  120          $  105
Non-interest income                                      $  432          $  433
Non-interest expense                                     $2,130          $1,788
Net income                                               $  341          $  510

Earnings per share:

     Basic                                               $ 0.17          $ 0.22
     Diluted                                             $ 0.16          $ 0.20